Exhibit (a)(1)(L)

Press Release
For further information contact:

Joe Passarello	Erik Knettel
Therma-Wave, Inc.	The Global Consulting Group
Phone: (510) 668-2200, or	Phone: (646) 284-9415, or
Email: jpassarello@thermawave.com	Email: eknettel@hfgcg.com
KLA-TENCOR ASSUMES MAJORITY OWNERSHIP OF
THERMA-WAVE
Over 88% of Common Shares Acquired by KLA-Tencor
100% of Series B Preferred Shares Acquired by KLA-Tencor
FREMONT, California – May 18, 2007 – Therma-Wave, Inc., (Nasdaq: TWAV), today announced that KLA-Tencor’s previously announced cash tender offer for all of the outstanding shares of Therma-Wave expired at 12:00 midnight, New York City time, on Thursday, May 17, 2007. According to Computershare Shareholder Services, Inc., the depositary to the Offer, a total of 32,830,254 shares of Therma-Wave’s common stock were validly tendered (including shares tendered by notice of guaranteed delivery). Additionally, all of the 10,400 shares of Therma-Wave’s Series B Convertible Preferred Stock were validly tendered.
In accordance with the terms of the tender offer, KLA-Tencor accepted for payment all shares that were validly tendered and not withdrawn. The shares accepted for payment by KLA– Tencor represent approximately 88.1% of Therma-Wave’s outstanding common stock (including shares tendered by notice of guaranteed delivery) and 100% of Therma-Wave’s outstanding Series B Convertible Preferred Stock.
KLA-Tencor has also commenced a subsequent offering period for all remaining untendered shares of Therma-Wave common stock. During the subsequent offering period, shares of Therma-Wave common stock will be accepted for payment as they are tendered at the same offer price paid during the initial offer period of $1.65 per share in cash. The subsequent offering period will expire at 5:00 p.m., New York City time, on Thursday, May 24, 2007. The procedures for accepting the offer and tendering shares during the subsequent offering period are the same as during the initial offering period except that (i) guaranteed delivery procedures may not be used during the subsequent offering period and (ii) shares tendered during the subsequent offering period may not be withdrawn.
After the expiration of the subsequent offering period, KLA-Tencor will acquire all of the remaining outstanding shares of Therma-Wave common stock by means of a merger under Delaware law. All remaining outstanding shares of Therma-Wave common stock will be cancelled and converted into the right to receive $1.65 per share, net to the seller in cash without
1250 Reliance Way • Fremont California 94539 • Phone (510) 668-2200 • Fax (510) 656-3863

interest, less any required withholding taxes. Following the merger, Therma-Wave will be a wholly-owned subsidiary of KLA-Tencor.
About KLA-Tencor
KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information is available at www.kla-tencor.com.
About Therma-Wave Corporation
Since 1982, Therma-Wave, Inc. has developed innovative, proprietary process control metrology products and technologies used in the manufacture of semiconductors. Therma-Wave offers leading-edge products for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimension and profile of IC features; and for the monitoring of ion implantation and activation processes. Further information about Therma-Wave, Inc. is available from the Company’s web site at www.thermawave.com.
Cautionary Statement Regarding Forward-Looking Statements
The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, the expected timing of the completion of the merger. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including, among others, risks of uncertainties as to the timing of merger. For additional risk factors, please see Therma-Wave’s SEC reports, including the Annual Report on Form 10-K for the fiscal year ended April 2, 2006 and the Quarterly Report on Form 10-Q for the fiscal quarters ended July 2, 2006, October 1, 2006 and December 31, 2006 and our Current Reports on Form 8-K, which are available at the SEC’s website at http://www.sec.gov. Therma-Wave disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.
1250 Reliance Way • Fremont California 94539 • Phone (510) 668-2200 • Fax (510) 656-3863